Exhibit 10.1
SOLECTRON CORPORATION
ROOP KAYLAN LAKKARAJU EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made by and between Solectron Corporation (the “Company”), and Roop Kaylan Lakkaraju (“Executive”) as of April 17, 2007 (the “Effective Date”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. Executive will serve as the Company’s Senior Vice President & Interim Chief Financial Officer, reporting to the Company’s Interim President and Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the CEO or the CEO’s designate or successor. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
          (b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company (the “Board”) (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, provided such services do not interfere with Executive’s obligations to Company.
     2. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such plans, policies and arrangements and terms may exist from time to time.
     3. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
     4. Compensation.
          (a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $385,008 commencing as of April 14, 2007 as compensation for his services (the “Base Salary”). The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practices, but in all events will not be less frequent than once per month.

Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
          (b) Bonuses. Executive may participate in any bonus plan or similar arrangement the Company may have in place that is applicable to other senior executives of the Company, on such terms and conditions as the Executive Compensation and Management Resources Committee of the Board (the “Committee”) may determine from time to time in its discretion. Executive’s target annual bonus shall be 100 percent of Executive’s Base Salary, payable upon achievement of goals and objectives established by the CEO and subject to Committee review, adjustment and approval. In addition, Executive will receive a one-time performance bonus in the amount of $150,000 (the “Special Bonus”) on April 18, 2007; provided; however, Executive shall repay a prorated portion of the Special Bonus to the Company if Executive’s employment with the Company is terminated for Cause or Executive voluntarily terminates his employment relationship with the Company (other than for Good Reason, death or disability) prior to September 1, 2008. Such prorated portion shall equal: (i) $150,000 multiplied by (ii) the quotient of (x) the number of days between Executive’s termination date and September 1, 2008 and (y) the total number of days between April 18, 2007 and September 1, 2008.
          (c) Deferred Compensation. Unless Executive’s employment has been terminated, the Company shall contribute $100,000 (the “Contribution Amount”) to the account of Executive under the Company’s Executive Deferred Compensation Plan on October 15, 2007. This contribution shall fully vest and shall be no longer subject to forfeiture upon the earlier to occur of (i) Executive’s employment termination pursuant to the provisions of Sections 5(a) or 5(b) or (ii) October 15, 2008. If Executive’s employment is terminated pursuant to Section 5(b), prior to October 15, 2007, the Contribution Amount will be added to the severance amounts payable to Executive under Section 5(b)(i).
          (d) Stock Options. Executive will be eligible to receive options to purchase the Company’s common stock pursuant to any plans or arrangements it may have in effect from time to time. The Committee will determine in its discretion whether Executive will be granted any such option or options and the terms of any such option or options in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Subject to the approval of the Executive Compensation and Management Resources Committee, on April 17, 2007, Executive will be entitled to receive a discounted option grant to purchase 300,000 shares of the Company’s common stock with an exercise price of $0.001 per share, and such exercise price will be waived in lieu of services to be provided by Executive. Such discounted option shall be deemed exercised on the date of grant and the restricted shares of common stock shall vest 50% on April 10, 2008 and 50% on April 10, 2009. .
     5. Severance.
          (a) Involuntary Termination other than for Cause, Death or Disability Prior to a Change of Control or After Twelve Months Following a Change of Control. If the Company terminates Executive’s employment with the Company without Executive’s consent and for a reason other than Cause, Executive becoming Disabled or Executive’s death, any of which occur prior to a Change of Control or after twelve (12) months following a Change of Control and Executive signs and delivers to the Company a separation agreement and release of claims in a form satisfactory to the Company, then promptly following such termination of employment, or, if later, the effective date of the separation agreement and release of claims, Executive will receive the following severance from the Company:
          (i) Accrued Compensation. Executive will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.
          (ii) Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s Base Salary rate, as then in effect, and Executive’s target bonus for the year of termination, for a period of twelve (12) months plus one additional month for every full year Executive has been employed with the Company as of the date of such termination, not to exceed twenty-four (24) months (the “Severance Payment Period”), from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; provided, however, that if during the Severance Payment Period Executive engages in Competition or breaches the covenants in Section 12 or in the separation agreement, all payments pursuant to this subsection will immediately cease
          (iii) Continued Employee Benefits. Executive will receive Company-paid coverage during the Severance Payment Period for Executive and Executive’s eligible dependents under the Company’s Benefit Plans; provided, however, that if during the Severance Payment Period Executive engages in Competition or breaches the covenants in Section 12 or in the separation agreement, all Company-paid coverage pursuant to this subsection will immediately cease.
          (iv) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)).
     (b) Involuntary Termination other than for Cause or Resignation for Good Reason within Twelve Months of a Change of Control. If within twelve (12) months following a Change of Control (i) Executive resigns from his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause, and Executive signs and delivers to the Company a separation agreement and release of claims in a form satisfactory to the Company, then promptly following such termination of employment, or, if later, the effective date of the separation agreement and release of claims, Executive will receive the following severance from the Company:
          (i) Severance Payment. For a period of twenty-four (24) months following Executive’s termination of employment (the “Change of Control Severance Payment Period”), Executive will be paid continuing payments of severance pay equal to Executive’s average Base Salary rate for the two years prior to such termination, and Executive’s average annual target bonus for the two years prior to such termination, to be paid in equal installments periodically in accordance with the Company’s normal payroll practices; provided, however, that if Executive has been employed in this position for less than two years prior to such termination, for a period of twenty-four (24) months following such termination, Executive will be paid continuing payments of severance pay equal to Executive’s average Base Salary rate for the period Executive was actually employed with the Company in this position, and Executive’s average annual target bonus for the period Executive was actually employed with the Company in this position, to be paid in equal installments periodically in accordance with the Company’s normal payroll practices; provided, further, that in the event Executive engages in Competition or breaches the covenants in Section 12 or in the separation agreement during the Change of Control Severance Payment Period, all payments pursuant to this subsection will immediately cease.
          (ii) Equity Awards. Executive’s then outstanding options to purchase shares of the Company’s Common Stock (whether granted on, before or after the date of this Agreement) (the “Options”) will immediately vest and become exercisable as to 100% of the shares subject to such Options. Additionally, shares of the Company’s Common Stock then held by Executive subject to a Company repurchase or reacquisition right (whether issued on, before or after the date of this Agreement) (the “Restricted Stock”) will immediately vest and have such Company right of repurchase or reacquisition lapse as to 100% of such shares. Additionally, Executive will have a period of three (3) months following such termination of employment to exercise Executive’s Options, but in no event beyond the original maximum term of the Option. In all other respects the Options and Restricted Stock will continue to be bound by and subject to the terms of their respective agreements.
          (iii) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of thirty-six (36) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans; provided, however, that in the event Executive engages in Competition or breaches the covenants in Section 12 or in the separation agreement during the thirty-six month period following such termination, all Company-paid coverage pursuant to this subsection will immediately cease.
          (iv) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).
     (c) Other Terminations. If Executive voluntarily terminates Executive’s employment with the Company (other than for Good Reason within twelve (12) months of a Change of Control) or if the Company terminates Executive employment with the Company for Cause, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

          (d) Termination due to Death or Disability. If Executive’s employment with the Company is terminated due to Executive’s death or Executive’s becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, “COBRA” coverage under Section 4980B of the Code).
          (e) Section 409A. Any cash severance to be paid pursuant to Sections 4(b), 5(a)(ii) and 5(b)(i) will not be paid during the six-month period following Executive’s termination of employment, unless the Company reasonably determines that paying such amounts immediately following Executive’s termination of employment would not result the imposition of additional tax under Section 409A of the Code (“Section 409A”), in which case such amounts shall be paid in accordance with normal payroll practices. If no cash severance is paid to Executive as a result of the previous sentence, on the first day following such six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to Executive pursuant to Sections 5(a)(ii) and 6(b)(i). Thereafter, Executive will receive his cash severance payments pursuant to Sections 5(a)(ii) and 6(b)(i) in accordance with the Company’s normal payroll practices.
     6. Golden Parachute Excise Tax.
          (a) In the event it will be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6 (a “Payment”), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are (or will be) incurred by Executive with respect to the excise tax imposed by Section 4999 of the Code with respect to the Company (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Executive will be entitled to receive an additional cash payment (a “Gross-Up Payment”) from the Company in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by Executive is equal to all payments to which Employee is entitled pursuant to the terms of this Agreement (excluding the Gross-Up Payment) or otherwise less income taxes (but not reduced by the Excise Tax or by income taxes attributable to the Gross-Up Payment).
          (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, will be made by a nationally recognized certified public accounting firm selected by the Company with the consent of Executive, which should not unreasonably be withheld (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and Executive within 30 days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne solely by the Company. The Company, as determined in accordance with this Section 6, will pay any Gross-Up Payment to Executive within five days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will so indicate to Executive in writing. Any determination by the Accounting Firm will be binding upon the Company and Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Company should have made will not have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies in accordance with Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of Underpayment that has occurred and the Underpayment will be promptly paid by the Company to or for the benefit of Executive.
          (c) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Company). The notification will be given as soon as practicable but no later than ten business days after Executive is informed in writing of the claim and will apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive will not pay the claim prior to the expiration of the 30-day period following the date on which Executive gives notice to the Company or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Company notifies Executive in writing prior to the expiration of the 30-day period that it desires to contest the claim, Executive will:
               (i) give the Company any information reasonably requested by the Company relating to the claim;
               (ii) take any action in connection with contesting the claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;
               (iii) cooperate with the Company in good faith in order effectively to contest the claim; and
               (iv) permit the Company to participate in any proceedings relating to the claim.
          (d) The Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and will indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limitation of the forgoing provisions of this Section 6, the Company will control all proceedings taken in connection with the contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine. If the Company directs Executive to pay the claim and sue for a refund, the Company will advance the amount of the payment to Executive, on an interest-free basis, and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due will be limited solely to the contested amount. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(d), Executive becomes entitled to receive any refund with respect to the claim, Executive will, subject to the Company’s compliance with the requirements of Section 6(d), promptly pay to the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 6(d), a determination is made that Executive will not be entitled to any refund with respect to the claim and the Company does not notify Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 days after the determination, then the advance will be forgiven and will not be required to be repaid and the amount of the advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     7. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 7, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump sum payment sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.
          (b) Cause. “Cause” means (i) a willful failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company, (iii) circumstances where Executive willfully imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties, (iv) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company or (v) Executive’s conviction or plea of guilty or no contest to a felony. No act or failure to act by Executive will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.
          (c) Change of Control. “Change of Control” means the occurrence of any of the following:
               (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;
               (ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding voting securities;
               (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or
               (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 33% of the incumbent members of the Board.
          (d) Competition. “Competition” will mean Executive’s direct or indirect engagement in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or ownership interest in or participation in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company.
          (e) Disability. “Disability” will mean that Executive has been unable to perform the principal functions of Executive’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.
          (f) Good Reason. “Good Reason” means (without Executive’s consent) (i) a material reduction in Executive’s title, authority, status, or responsibilities, (ii) a material breach by the Company of its obligations as an employee, or (iii) a relocation of Executive’s principal place of employment by more than twenty five (25) miles. With respect to a termination of employment that occurs during the six (6) month period immediately following a Change of Control, clause (i) of the preceding sentence will be applied by replacing the word “reduction” with the word “change.”
     8. Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date. On the second anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional term of one year unless at least three (3) months prior to such anniversary, Executive or the Company gives the other party written notice that the Agreement will not be renewed. Notwithstanding the foregoing provisions of this paragraph, in the event of a Change of Control, the term of this Agreement will extend through the one-year anniversary of such Change of Control. Additionally, on the anniversary of such Change of Control and each annual anniversary of the Change of Control thereafter, this Agreement automatically will renew for an additional term of one year unless at least three (3) months prior to such anniversary, Executive or the Company gives the other party written notice that the Agreement will not be renewed.
     If Executive incurs a termination of employment that entitles Executive to receive the payments and benefits described in Section 5, this Agreement will not terminate until all of Executive’s and the Company’s obligations under the Agreement have been satisfied. For avoidance of doubt, the expiration of this Agreement upon the provision of notice as provided in this Section 8 by either party will not by itself entitle Executive to any payments or benefits described in Section 5(a) or (b).
     9. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     10. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Solectron Corporation
847 Gibraltar Drive
Milpitas, CA 95035
Attn: Chairman, Executive Compensation and Management Resources Committee of the Board of Directors
If to Executive:
Roop Kaylan Lakkaraju
at the last residential address known by the Company.
     11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
     12. Non-Solicitation. For a period beginning on the Effective Date and ending one year after the Executive ceases to be employed by the Company or, if longer, upon the completion of the Severance Payment Period if Executive is entitled to severance under Section 5(a) or the Change of Control Severance Payment Period if Executive is entitled to receive severance under Section 5(b), Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not solicit, induce or influence any person to leave employment with the Company; or (ii) not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company.
     13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section 13.
     14. Arbitration.
          (a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
          (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
          (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.
          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.
          (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
     15. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).
     16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     18. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.
     19. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE

Date:

Roop Kaylan Lakkaraju

SOLECTRON CORPORATION

Date:

Kevin O’Connor
Executive Vice President & Chief Administrative Officer